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                                                                   EXHIBIT 10.22

                          EXCLUSIVE MARKETING AGREEMENT


          The Parties, Thane International, Inc. ("THANE"), a Delaware corporation with offices located in La Quinta, California, and WHJ, Inc., ("WHJ"), a Nevada Corporation, with offices located in Woodland Hills, CA, enter into this Agreement effective as of December 10, 1999 ("EFFECTIVE DATE"), with reference to the following facts.


                                    RECITALS

          WHJ is the developer and owner of the design, concept, and intellectual property rights for a portable, kitchen food preparation appliance, currently identified by the product name "LE PRESSE" ("PRODUCT"). WHJ desires that the Product be manufactured, marketed and distributed to the public via infomercial format, and all subsequent and pertinent modes of distribution ("INFOMERCIAL"). WHJ desires that THANE effect the necessary production and manufacturing of the Product, and act as the worldwide exclusive marketing, distribution and sales entity for the Product. In connection with their role, THANE shall produce and arrange for the broadcast of the Infomercial.

          THANE is a leading international marketing firm, successful in product development and acquisition, production and production distribution and desires to facilitate the production and manufacturing of the Product, produce and broadcast the infomercial, and exclusively market and distribute the Product worldwide.

          THANE and WHJ agree to the following terms and conditions in exchange for the mutual promises and covenants set forth in this Agreement.


                                    AGREEMENT


1.   WARRANTIES & COVENANTS.

          1.1 THANE. THANE warrants, promises, and covenants that it has the complete right, power and authority to enter into this Agreement.

          1.2 WHJ. WHJ warrants, promises, and covenants that it: (i) has the present right, power and authority to enter into this Agreement; (ii) has the ability, power and authority to grant the rights to THANE as set forth in this Agreement; (iii) will maintain and have the sole and exclusive right during the Term to defend all such rights in full force, including, but not limited to, copyrights, patents, trademarks, and any and all required governmental approvals that currently exist or may exist for the Product for the Term of this Agreement; (iv) has not and will not knowingly violate any third parties' intellectual property rights; and



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(v) has disclosed to THANE all agreements, arrangements and encumbrances affecting the Product and/or the Product's financial viability.

          1.3 CONFIDENTIALITY AND NON-COMPETITION. The Parties agree not to disclose confidential information regarding the other Parties, their companies, their products, their operations, or the mechanical construction, technical information, design drawings, concept, ideas, sketches, wordings, media and marketing strategies, and chemical composition related to the Product ("INFORMATION") or use such Information for commercial purpose unless such Information is readily available to the public, without the prior written consent of the relevant Party(s) and shall treat all such Information in strict confidence or any other company information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public, to any one outside of the relevant Party(s') organization. WHJ agrees not to manufacture or market the same type product, for itself or for third parties, within the territory assigned to THANE, in competition with THANE during the Term of this Agreement.


2.   THE MANUFACTURE AND COST OF THE PRODUCT

          2.1 THE PRODUCT. The "Product" consists of a lightweight portable appliance with an adjustable power handle, a cutting board with built-in grater, an upper and lower pasta, pastry and sausage accessory with six adapters, an upper and lower juicer accessory, an upper and lower corer/slicer, an upper and lower french fry accessory, and an instruction booklet, along with packaging ("BASIC UNIT"). The Product also consists of "Additional Products" as defined below. Upon execution, THANE shall take all actions necessary to obtain a trademark for the name of the Product, and a patent for the Product, both applications to be jointly designated, and the patent(s) and trademark(s) to be jointly and equally owned by both Parties.

          2.2 ADDITIONAL PRODUCTS. WHJ or THANE may develop future related products, and THANE may market those products as Additional Products, individually or in varying product configurations, along with the Product in THANE's sole discretion ("ADDITIONAL PRODUCTS"), and royalties shall be due WHJ in accordance with the criteria as so stated in Section 4.3, herein.

          2.3 MANUFACTURE AND PRODUCT QUALITY. THANE will have the sole responsibility to exclusively control all manufacturing aspects of the Product and shall be responsible for obtaining redesign, prototype, and tooling, and establishing and maintaining high and appropriate standards of quality for the manufacture of the Product. THANE will pay all manufacturing and packaging costs.

          2.4 PRODUCT LIABILITY INSURANCE. THANE shall obtain and maintain, in full force



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for the Term of this Agreement, comprehensive and general liability insurance including product liability insurance customarily maintained by manufacturers with a policy limit of not less than one million dollars per occurrence and two million dollars in the aggregate, and WHJ to be named as an additional insured.


3.   INFOMERCIAL, THANE MATERIALS, CUSTOMER LIST AND MARKETING PLAN.

          3.1 PRODUCTION. The Parties have determined that THANE shall produce an infomercial to better market the Product ("INFOMERCIAL"). [*******]
                                                                       . WHJ
will have the right and responsibility to view the Infomercial and any Thane Materials, and comment to the extent that they express the elements of the Product accurately and place WHJ in an accurate light.

          3.2 THANE MATERIALS. THANE will have the sole discretion to determine if it will produce, at its own expense, print ads, and collateral materials ("THANE MATERIALS"). WHJ shall provide upon request all existing print, art work and collateral support materials as may be required by domestic and international governments in order to obtain approvals, that WHJ may own or control to assist in producing Thane Materials for the Product.

          3.3 CUSTOMER LIST. THANE and WHJ agree that all customer names, addresses and phone numbers generated by THANE from the marketing of the Product shall be solely owned by THANE ("CUSTOMER LIST").

          3.4 THE MARKETING PLAN. Upon completion of the Infomercial, THANE shall conduct a marketing test to be completed within 60 days. Should THANE in its sole discretion determine that it is not feasible to market the Product, then it shall notify WHJ in writing, within 5 days of the conclusion of the Market Test, and this Agreement will be terminated, excepting THANE may have a reasonable time to liquidate inventory. If THANE in its sole discretion determines the results of this study are favorable, then THANE shall roll-out the Product and proceed in its sole discretion to determine the marketing plan, wherein THANE will be responsible during the Term of this Agreement for paying for, and managing directly, or through the use of agents or sub-contractors, all functions necessary for the marketing and distribution of the Product and Infomercial, including without limitation, the management of: (i) in-bound fulfilment; (ii) out-bound fulfilment; (iii) credit card processing; (iv) accounting; (v) inventory control; (vi) customer service; (vii) media planning and buying; (viii) out-bound telemarketing; (ix) after-market sales; and, (x) foreign distribution, if any. THANE shall put forth its best efforts to maximize the financial success of the marketing campaign for the sale of the Product. Thane may contract with a current or future subsidiary companies to provide any of the above services provided that such services are of like quality and at or below market price.


4.   GRANT OF RIGHTS, WHJ ROYALTY.



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          4.1 OWNERSHIP OF PROPERTY AND COPYRIGHTS. THANE and WHJ acknowledge and agree that both Parties shall own the trademark, the patent for the Product, and rights related to the use of the tooling for the Product. Thane is the sole owner of all rights, including copyrights and trademarks, for any and all Thane Materials, the Infomercial, and the Customer List. WHJ shall take all actions required to perfect THANE's ownership rights.

          4.2 EXCLUSIVE MARKETING RIGHTS. WHJ hereby grants to THANE the exclusive right, worldwide, to broadcast the Infomercial and to market and sell the Product in all possible market areas available today, and those that will be available in the future, including, but not limited to: print; radio; retail; television, cable; satellite cable and television; the Internet; telemarketing; and home shopping networks.

          4.3 WHJ ROYALTY. Providing WHJ fulfills the terms and conditions of this Agreement, THANE will disburse to WHJ Royalty compensation as follows:
[******]







          4.4 ACCOUNTING AND DISBURSEMENT OF WHJ ROYALTY. THANE will keep accurate books and records pertaining to all sales of the Product. [******]


 . WHJ shall have the ability and



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right to inspect and audit all books and records concerning the Product, including unit sales, returns, taxes, and Royalty from the sale of all Product. WHJ, or its duly appointed representative, will conduct the inspection only during normal business hours upon a written request submitted to THANE at least ten (10) business days prior to the day of the inspection.


5. ASSIGNMENT OF RIGHTS. THANE shall have the complete power, right and authority to assign any and all rights granted under this Agreement to any parent or subsidiary company. THANE agrees to notify WHJ of any such assignment and THANE agrees to remain liable for its obligations to WHJ as set forth in this Agreement.


6. INDEMNIFICATION. WHJ agrees to hold THANE, its successors, assigns, licensees, agents, associates, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that WHJ makes about the Product, from any infringement of WHJ on the intellectual property rights of another, and the breach by WHJ of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. THANE agrees to hold WHJ, its successors, assigns, licensees, agents, associates, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that THANE makes about the Product in any Thane Materials, or by any of THANE's representatives, sales people, public relations people, agents, and marketing people which WHJ has not approved, or ratified their use, from any manufacturing defect of the Product, and the breach by THANE of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.


7. INDEPENDENT AND SEPARATE COMPANIES. THANE and WHJ enter into this Agreement as separate and independent corporations, and companies. THANE and WHJ will be responsible for the payment of all compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their respective businesses, corporations and companies. This Agreement does not create a partnership, agency or joint venture relationship between WHJ and THANE. THANE and WHJ agree that neither will, nor permit any person or entity acting for or on its behalf to, bind or obligate the other Party, or represent to have such authority, without the express prior written approval of the other Party.


8. TERM. Subject to the terms and conditions of this Agreement, the Term of this Agreement shall be for three (3) years from the effective date of this Agreement. The Term of this Agreement may be extended or terminated only by mutual written agreement.


9. ENTIRE AGREEMENT. This Agreement contains the entire understanding between THANE



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and WHJ that supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.


10. CONTROLLING LAW. The laws of the State of California will govern the interpretation of this Agreement, and the rights and obligations of the parties to it, without regard to a conflict of laws principle. A court will consider the terms and conditions of this Agreement to be severable so that any of its terms, conditions, or clauses shall not invalidate, or render unenforceable the entire agreement.


11. COST OF ENFORCEMENT. If any party to this Agreement retains the services of an attorney, or files a law suit, to enforce the terms and conditions of this Agreement, a court may award the prevailing party costs and expenses, including attorney's fees.


12. NOTICES. Any notice given under this Agreement shall be in writing and shall only be deemed proper notice if served personally, or by registered or certified first class mail with return receipt requested, and addressed to the party to whom the notice is intended at the following addresses. Any change of address must be in writing and properly delivered to the other Party pursuant to the requirements of notice set forth in this paragraph.

          a) WHJ:   WHJ, Inc.
                    4068 Meadow Lark Drive
                    Calabasas, CA 91302
                    Attention: Douglas Jensen, President

          b) THANE: Thane International, Inc.
                    78-140 Calle Tampico
                    La Quinta, CA 92253
                    Attention: Kandy Lee Allen, Corporate Counsel

          IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date herein.


WHJ, Inc.:                                   Thane International, Inc.

/s/ Douglas Jensen                           /s/ Denise DuBarry
-----------------------------------          -----------------------------------
Douglas Jensen,                              Denise DuBarry,
President                                    Executive Vice President



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